SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2022

DAVE & BUSTER’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35664	35-2382255
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1221 S. Beltline Rd, Ste 500 Coppell, TX 75019
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 357-9588

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	PLAY	NASDAQ Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

Merger Agreement

On April 6, 2022, Dave & Buster’s Entertainment, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ardent Leisure US Holding Inc. US Holding, Inc. (“Holdings”), Delta Bravo Merger Sub, Inc. the Company’s wholly-owned subsidiary formed for the purpose of completing the transactions set forth in the Merger Agreement (“Merger Sub”), for the limited purposes set forth therein, Ardent Leisure Group Limited (“Ardent”), and, for the limited purposes set forth therein, RB ME LP (“RedBird”) and RB ME Blocker, LLC, RB ME Series 2019 Investor Aggregator LP and RedBird Series 2019 GP Co-Invest, LP. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The Merger Agreement provides for, among other things and subject to the terms and conditions set forth therein, the merger of Merger Sub with and into Holdings (the “Merger”), with Holdings continuing as the surviving entity (the “Surviving Company”) and as a wholly owned subsidiary of the Company. The Merger Agreement provides that the Company shall pay an aggregate purchase price of $835.0 million to the equityholders of Holdings as consideration for the Merger, subject to certain purchase price adjustments. The parties to the Merger Agreement each have made customary representations, warranties and covenants in the Merger Agreement, in each case generally subject to customary materiality qualifiers. Among other things, Holdings has agreed to conduct its business in the ordinary course and use commercially reasonable efforts to preserve its present businesses, assets and intangible property and its respective business relationships. From the date of the Merger Agreement until the Effective Time, (i) Holdings is subject to customary interim operating covenants requiring Holdings to refrain from, among other things, certain acquisition and divestiture activities, dividend payments, borrowing, amending organizational documents, employee-related matters and governance matters and (ii) the Company is subject to interim operating covenants requiring the Company to refrain from certain actions that would materially delay the consummation of the transactions.

The closing of the Merger is conditioned on (i) the approval of the Merger Agreement by Ardent shareholders (the “Shareholder Approval”), (ii) certain customary conditions such as the expiration of applicable waiting periods under the Hart-Scott-Rodino Act with respect to the Merger (the “Transactions”) and (iii) the absence of any law or order in specified jurisdictions prohibiting the Transactions. Ardent, RedBird and Holdings have agreed to cease any solicitations, discussions or  negotiations with any person with respect to any alternative acquisition proposal with respect to Holdings and Ardent and not to initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to result in or lead to, an alternative acquisition proposal, and, subject to certain exceptions, is not permitted to enter into discussions or negotiations concerning, or provide non-public information to a third party in connection with, any alternative acquisition proposals. However, Ardent may, prior to obtaining the Shareholder Approval, engage in discussions or negotiations and provide non-public information to a third party which has made an unsolicited bona fide acquisition proposal if the board of directors of Ardent determines in good faith, after receiving written advice from its outside legal counsel, that such alternative acquisition proposal constitutes, or could reasonably be expected to constitute or lead to, a Superior Proposal (as defined in the Merger Agreement). Ardent shareholders have entered into a customary support agreement to vote in favor of the Transactions, subject to certain restrictions under Australian law. Ardent is required to call a meeting of its shareholders to approve the Merger Agreement and, subject to certain exceptions, to recommend that its shareholders approve the Merger Agreement. Prior to the Shareholder Approval, the board of directors of Ardent may withhold, withdraw, qualify or modify its recommendation that Ardent’s shareholders adopt the Merger Agreement or recommend or otherwise declare advisable any Superior Proposal, subject to complying with notice and other specified conditions, including giving Company the opportunity to propose revisions to the terms of the Transactions contemplated by the Merger Agreement during a match right period.  Further, the board of directors of Ardent may make a Change in Recommendation (as defined in the Merger Agreement) and terminate the agreement due to a negative report from Ardent’s independent expert prior to the Shareholder Approval.

The Merger Agreement contains certain termination rights for the Company, Holdings, Ardent and RedBird, including, among others:

(a)	by mutual written consent;

(b)	by the Company, Holdings, Ardent or RedBird, if the Shareholder Approval shall not have been obtained;

(c)	by (i) Holdings, if the Company breaches or fails to perform any of its representations, warranties or covenants in the Merger Agreement that cannot be or is not cured in accordance with the terms of the Merger Agreement and such breach or failure to perform would cause applicable closing conditions not to be satisfied or (ii) the Company, if Holdings, Ardent or RedBird breaches or fails to perform any of its representations, warranties or covenants in the Merger Agreement that cannot be or is not cured in accordance with the terms of the Merger Agreement and such breach or failure to perform would cause applicable closing conditions not to be satisfied;

(d)	by (i) Ardent, if Ardent’s board of directors makes a Change of Recommendation (A) due to a negative report from the independent expert or (B) to accept and enter into a definitive agreement to consummate a Superior Proposal (subject to certain conditions) and (ii) the Company, prior to the Australian Approval in circumstances where Ardent’s board of directors makes a Change in Recommendation;

(e)	by the Company or Holdings, if the Merger shall not have been consummated on or before January 6, 2023 (the “Outside Date”). The Outside Date may under certain circumstances be extended once for 90 days if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not yet expired or the Shareholder Approval has not been obtained;

(f)	by the Company or Holdings, if a specified governmental authority issues a final, non-appealable order or decree permanently restraining, enjoining or prohibiting the Merger; and
(g)	by Holdings, if all conditions to closing are satisfied and the Company fails to consummate the Transactions.

If the Merger Agreement is terminated pursuant to clause “(d),” Holdings and RedBird shall each be required to pay the Company a termination fee of $8.35 million (for an aggregate fee of $16.7 million). If the Merger Agreement is terminated pursuant to clause “(b)” or clause “(e)” and prior to the Shareholder Approval, an alternative acquisition proposal with respect to Holdings shall have been publicly announced, publicly known or publicly communicated and within 12 months after termination, Advent and RedBird enter into a change in control transaction, Holdings and RedBird shall each be required to pay the Company a termination fee of $8.35 million (for an aggregate fee of $16.7 million).

If the Merger Agreement is terminated pursuant to clause “(e)” due to failure to satisfy certain conditions with respect to antitrust laws, the Company is required to pay Holdings a termination fee of $16.7 million. If the Merger Agreement is terminated pursuant to clause “(g)”, the Company shall be required to pay Holdings a termination fee of $50 million.

The board of directors of the Company (the “Board”) has (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company’s stockholders and (b) approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger.

Term Loan Commitment Letter

In connection with entry into the Merger Agreement, the Company entered into a Commitment Letter (the “Term Loan Commitment Letter”), by and among the Company, Deutsche Bank Securities Inc. and Deutsche Bank AG New York Branch (collectively “DB”), JPMorgan Chase Bank, N.A. (“JPM”), and BMO Harris Bank N.A. (“BMO”). Pursuant to the terms of the Term Loan Commitment Letter, DB, JPM and BMO have committed to provide the Company and act as joint lead arrangers and joint book runners in respect of a senior secured term loan B facility in an aggregate principal amount of up to $850,000,000 (the “Term Facility”), the proceeds of which will be used, in part, to finance the Transactions and pay fees and expenses in connection therewith. The commitment to provide the Term Facility is subject to certain conditions, including the execution and delivery of definitive documentation with respect to the Term Facility. The Term Facility will be guaranteed by all entities that guarantee the Company’s existing revolving credit facility and will be secured on a pari passu basis with the senior secured revolving credit facility (as the same may be refinanced pursuant to the terms of the Revolver Commitment Letter, the “Revolver Facility”) and the Company’s senior secured notes.

Revolver Commitment Letter

Concurrently with entering into the Term Loan Commitment Letter, the Company entered into a Revolver Commitment Letter (the “Revolver Commitment Letter”), by and among the Company, DB, JPM, and BMO. Pursuant to the terms of the Revolver Commitment Letter, DB, JPM and BMO have committed to provide the Company with $300,000,000 of revolving commitments under the Revolver Facility in an aggregate amount not to exceed $500,000,000, the proceeds of which will be used to refinancing the Company’s existing senior secured revolving credit facility and for general working capital. DB, JPM, and BMO’s commitments in respect of the Revolver Facility is subject to certain conditions, including the execution and delivery of definitive documentation with respect to the Revolver Facility. The Revolver Facility will be guaranteed by all entities that guarantee the Company’s existing revolving credit facility and will be secured on a pari passu basis with the Term Facility and the Company’s senior secured notes.

The foregoing descriptions of the Merger Agreement and the Merger does not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein by reference. Additionally, the foregoing descriptions of the Term Loan Commitment Letter and the Term Facility and the Revolver Commitment Letter and Revolver Facility do not purport to be complete and are qualified in their entirety by reference to the Term Loan Commitment Letter, the Term Sheet and the Revolver Commitment Letter, respectively, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.4, respectively, and are incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

In connection with the Transactions, the Company announced that the Board will appoint Christopher Morris as Chief Executive Officer of the Company and as a member of the Board, effective at the closing of the Transactions. There are no transactions between the Company and Mr. Morris that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Morris and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K. Further, there is no arrangement or understanding between Mr. Morris and any other persons pursuant to which Mr. Morris was selected as an officer and director.

As Chief Executive Officer, Mr. Morris will receive an annualized base salary of $750,000, effective as of the closing of the Transactions, will be eligible to receive an annual target bonus equal to 100% of his base salary and is expected to be eligible for annual grants of long-term incentive awards with a target grant date value of 200% of his base salary.

Following the closing of the Transactions, pursuant to his offer letter with the Company (the “Offer Letter”) Mr. Morris will be granted (i) an option to purchase shares of Company common stock valued at $3,333,334 (based on the closing price on the closing date of the Transactions (the “Transaction Closing Price”), with an exercise price equal to the Transaction Closing Price, vesting ratably in equal annual installments over five years, (ii) provided Mr. Morris invests an aggregate of $1 million in Company common stock at market prices within 30 days following the closing of the Transaction (or if the Company trading window is closed during that time, the next open trading window), an option to purchase shares of Company common stock valued at $1,000,000 (based on the Transaction Closing Price), with an exercise price equal to the closing price on the date of grant, vesting ratably in equal annual installments over five years, (iii) a restricted stock unit grant valued at $500,000 (based on the Transaction Closing Price), vesting ratably in equal annual installments over five years, (iv) a performance stock unit grant with respect to Company shares valued at $5,333,333 (based on the Transaction Closing Price), which will vest upon achievement of a per share closing price hurdle equal to 200% of the Transaction Closing Price based on the weighted average closing price for the sixty consecutive trading days ending on the fifth anniversary of the grant date, subject to earlier vesting in installments if this price target is achieved earlier, and (v) a performance stock unit grant with respect to shares valued at $3,333,333 (based on the Transaction Closing Price), which will vest 100% upon achievement of a per share closing price hurdle equal to 300% of the Transaction Closing Price based on the weighted average closing price for the sixty consecutive trading days ending on the fifth anniversary of the grant date, subject to earlier vesting in installments if this price target is achieved earlier, in each case, subject to continued employment through the applicable vesting date and the terms and conditions of our equity incentive plan.

Pursuant to terms of his employment agreement (the “Employment Agreement”), upon termination without “cause” by the Company or upon termination by Mr. Morris due to “good reason” (as these terms are defined in his Employment Agreement), subject to the execution of a release of claims and continued compliance with the restrictive covenants contained in the Employment Agreement, Mr. Morris is entitled to (i) continued payment of his annual base salary for 24 months, (ii) any unpaid bonus for a completed calendar year based on actual performance, (iii) a pro-rata bonus for the year of termination based on actual performance and (iv) continued payment of medical premiums for 12 months.

Mr. Morris has also agreed to a non-competition and non-solicitation covenant that extends for two years following termination of employment.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement and Mr. Morris’ offer letter, which are filed as Exhibits 10.3 and 10.5 hereto, respectively, each of which is incorporated by reference into this Item 5.02.

Christopher Morris has served as President & Chief Executive Officer of Main Event Entertainment since March 2018. Prior to joining Main Event, Mr. Morris served as President of California Pizza Kitchen from September 2013 to March 2018. Mr. Morris has also held the position of Chief Financial Officer with On The Border and served as the Chief Financial Officer of CEC Entertainment. Mr. Morris began his career at Deloitte & Touche and holds a bachelor’s degree from Missouri State University and a master’s of business administration from the University of Kansas.

Departure of Interim Chief Executive Officer

The Board announced that the Company’s current Interim Chief Executive Officer, Kevin Sheehan, will leave his role upon the consummation of the Transactions. We expect Mr. Sheehan will continue in his capacity as Chairman of the Board following the consummation of the Transactions.

Item 7.01. Regulation FD

On April 6, 2022, the Company issued a press release announcing, among other things, the entry into the Merger Agreement. This press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

2.1	Agreement and Plan of Merger by and between Dave & Buster's Entertainment, Inc., Delta Bravo Merger Sub, Inc., Ardent Leisure US Holding, Inc. and, for the limited purposes of Article 4, Section 5.10, Article 7, Article 8, Article 9, Article 10 and Article 11, Ardent Leisure Group Limited and for the limited purposes of Section 2.6, Section 2.7, ARTICLE 5, Section 6.10, Section 7.6, Section 7.9, Section 7.11, Section 7.15, Section 7.16, Section 7.18, Section 7.19, Article 9, Article 10, Article 11 and Article 12, RB ME LP and for the limited purposes of Article 5 and Article 12, RB ME Blocker, LLC, RB ME Series 2019 Investor Aggregator LP and RedBird Series 2019 GP Co-Invest, LP, dated as of April 6, 2022.*
10.1	Term Loan Commitment Letter, dated April 6, 2022.
10.2	Revolver Commitment Letter, dated April 6, 2022.
10.3	Employment Agreement, dated April 6, 2022.
10.4	Term Sheet, dated April 6, 2022
10.5	Offer Letter, dated April 6, 2022.
99.1	Press release dated April 6, 2022.
104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

* The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S ENTERTAINMENT, INC.

Date: April 6, 2022	By:	/s/ Robert W. Edmund
Robert W. Edmund
General Counsel, Secretary and Senior Vice President of Human Resources

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